Exhibit 99.1


Neff Elected American Bancshares President & Chief Executive Officer


BRADENTON, Fla., May 20 -- American Bancshares, Inc. today announced that its board of directors has elected Jerry L. Neff, 57, President and Chief Executive Officer of the holding company and all subsidiaries including American Bank. Mr. Neff has served as interim president and chief executive officer of the bank since February.

Chairman J. Gary Russ said, "Jerry Neff is not only an experienced banker, but also the leading candidate during the executive search conducted by a committee of the board. Jerry has demonstrated an ability to motivate, lead and coach banking teams to achieve desired sales, service and budget objectives."

Mr. Neff has 36 years of banking experience in commercial, retail and trust banking, including 32 years as a bank officer. Since 1997, he has served as American Bank's branch administrator, responsible for supervision of the bank's 10 branches including the four added during the past 14 months.

Prior to joining American Bank, Mr. Neff spent 30 years with Barnett Bank, N.A., Manatee County and its predecessor bank, serving in key executive positions including market executive and retail area manager. He was county president of First Florida Bank when it was acquired by Barnett in 1993. He began his banking career in the 1960s with the National Bank of Sarasota.

Mr. Neff earned a bachelor degree from the University of the State of New York. He graduated from a number of specialized banking schools, the U.S. Army War College, and the U.S. Army Command and General Staff College. He has been an active leader in community service and charitable organizations and is a brigadier general in the Florida Army National Guard.

American Bancshares is a one-bank holding company headquartered in Bradenton, Florida. Its wholly owned subsidiary, American Bank, with 10 branch offices, is a leading and one of the largest independent community banks on the west coast of Florida.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks, uncertainties and other factors detailed in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998.

/CONTACT: Brian M. Watterson, Executive Vice President and CFO, American Bancshares, Inc., 941-761-2128; or Investor Relations Consultants, Inc., 727-781-5577, or e-mail, irpro@mindspring.com/